FOR IMMEDIATE RELEASE
August 4, 2016
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
SECOND QUARTER RESULTS

•	Second quarter net income increased to $8.0 million or $0.52 per share

•	Regulated Energy segment generated $1.6 million in additional operating income largely due to growth in the natural gas distribution and transmission businesses

•	Unregulated Energy segment generated $952,000 in additional operating income due to higher results from Aspire Energy as well as the Company's natural gas marketing and propane distribution operations

•	Eight Flags Energy's Combined Heat and Power Plant commenced delivery of power to Florida Public Utilities Company in June 2016

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today reported second quarter financial results. The Company's net income for the quarter ended June 30, 2016 was $8.0 million, or $0.52 per share. This represents an increase of $1.7 million, or $0.11 per share over the same quarter in 2015. Excluding a non-recurring $1.4 million pre-tax gain ($0.05 per share) related to the settlement with a vendor in connection with a customer billing system implementation, which occurred in the second quarter of 2015, earnings per share increased by $0.16 quarter-over-quarter.

For the six months ended June 30, 2016, the Company reported net income of $28.4 million, or $1.85 per share, an increase of $993,000, or $0.02 per share, over the same period in 2015. The Company's growth strategy generated earnings that offset the negative effect of warmer weather experienced in the first quarter of 2016. The warmer weather reduced earnings per share by $0.26 compared to the same period in 2015.

“Our higher results for the second quarter reflect the success of our efforts to grow the services we provide on the Delmarva Peninsula, in Florida and Ohio,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “In Florida, we completed construction and placed in service the Combined Heat and Power plant in Nassau County, fueled by natural gas that we supply, to provide electricity to our residential and commercial customers and steam for industrial use. In Ohio, Aspire Energy continued to contribute additional income as it began its second year as a Chesapeake business. Our employees' concerted efforts powered this successful execution of our growth strategy, and they continue to identify and develop additional growth opportunities while providing superior service in the Chesapeake Utilities tradition,” Mr. McMasters added.

A more detailed discussion and analysis of the Company's results for each segment is provided in the following pages.

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Comparative Results for the Quarters Ended June 30, 2016 and 2015

Operating income for the second quarter increased by $2.6 million, or 20 percent, to $15.7 million compared to the same period in 2015. The growth in operating income was driven by an increase in gross margin of $6.5 million, which was partially offset by an increase of $3.9 million in other operating expenses. The increase in operating expenses reflects the additional cost to support growth as well as the absence of a $1.5 million gain from a customer billing system settlement, recorded in 2015, which was partially offset by an associated gain of $130,000 during the second quarter of 2016, representing an additional current portion of the settlement recovery. Additional details on key variances in gross margin and other operating expenses are provided in the Financial Summary Highlights section later in this release.

Regulated Energy Segment

Regulated Energy operating income grew by $1.6 million compared to the same period in 2015. The increased operating income resulted from a $4.8 million increase in gross margin, partially offset by a $3.2 million increase in other operating expenses. The significant components of the gross margin increase included:

•
$2.0 million generated from natural gas transmission expansions completed in 2015 and 2016, as well as interim services to customers pending construction of facilities, which are more fully discussed in the “Major Projects and Initiatives” section below;

•	$1.0 million generated by additional Gas Reliability Infrastructure Program ("GRIP") investments in the Florida natural gas distribution operations;

•	$820,000 from customer growth in natural gas distribution and transmission services unrelated to recent service expansions;

•	$555,000 generated from the implementation of interim rates for the Company’s Delaware division; and

•	$432,000 from new natural gas transmission and distribution services provided to Eight Flags Energy, LLC ("Eight Flags") combined heat and power ("CHP") plant.

The significant components of the increase in other operating expenses included:

•
The absence of a $1.5 million gain from a customer billing system settlement, recorded in 2015, which was partially offset by an associated gain of $130,000 during the second quarter of 2016, representing an additional current portion of the settlement recovery;

•	$724,000 in higher payroll and benefits costs for additional personnel to support growth;

•	$722,000 in higher service contractor and other consulting costs; and

•	$385,000 in higher depreciation, asset removal and property tax costs associated with recent capital investments.

Unregulated Energy Segment

The Unregulated Energy segment reported operating income of $412,000, an increase of $952,000 compared to the same period in 2015. The improved operating income resulted from a $1.7 million increase in gross margin partially offset by a $722,000 increase in other operating expenses. The significant components of the gross margin increase included:

•
Aspire Energy of Ohio ("Aspire Energy") generated $708,000 in additional gross margin for the quarter ended June 30, 2016 as a result of additional margins generated by pricing amendments to long-term gas sales agreements, the elimination of gas retainage volume credits associated with shrinkage for gas processing activities, and the optimization of gathering system receipts and deliveries through improved management and monitoring of system volumes and imbalance positions;

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•
$464,000 in additional gross margin generated by the Company's natural gas marketing operation in connection with customer growth, which included a new long-term sales agreement with an Ohio distribution company, and the positive impact from favorable supply management and hedging activities, which generated additional gross margin as a result of a decrease in inventory costs. The increase in gross margin as a result of favorable supply management and hedging activities is not predictable and, therefore, is not included in the Company's long-term financial plans or forecasts; and

•	$370,000 in additional gross margin generated by the Company's propane distribution operations due to increased deliveries of propane as a result of weather and the timing of bulk deliveries.
The increase in other operating expenses was due primarily to $481,000 in higher payroll and benefits costs for additional personnel to support growth.

Comparative Results for the Six Months Ended June 30, 2016 and 2015

Operating income for the six months ended June 30, 2016 increased by $1.4 million to $52.1 million for the six months ended June 30, 2016, compared to $50.7 million for the same period in 2015. The increase in operating income was driven by a $6.1 million increase in gross margin, which was partially offset by a $4.7 million increase in other operating expenses. Excluding the non-recurring gain associated with the billing system settlement, operating income increased by $2.8 million for the six months ended June 30, 2016.

Regulated Energy Segment

Operating income for the Regulated Energy segment for the six months ended June 30, 2016 increased by $3.8 million. The increase in operating income was driven by an increase in gross margin of $6.7 million, which was partially offset by an increase of $2.9 million in other operating expenses. The significant components of the gross margin increase included:

•
$3.9 million generated from natural gas transmission expansions completed in 2015 and 2016, as well as interim services to customers pending construction of facilities, which are more fully discussed in the “Major Projects and Initiatives” section below;

•	$2.1 million generated by additional GRIP investments in the Florida natural gas distribution operations;

•	$1.6 million from customer growth in natural gas distribution and transmission services unrelated to recent service expansions;

•	$878,000 generated from the implementation of interim rates for the Company’s Delaware division; and

•	$432,000 from new natural gas transmission and distribution services provided to Eight Flags' CHP plant.

The above increases were partially offset by $2.5 million in lower gross margin due to reduced consumption of natural gas and electricity largely as a result of warmer weather during the first quarter of 2016, compared to the same period in 2015.

The significant components of the increase in other operating expenses included:

•
The absence of a $1.5 million gain from a customer billing system settlement, recorded in 2015, which was partially offset by an associated gain of $130,000 during the second quarter of 2016, representing an additional current portion of the settlement recovery;

•	$1.0 million in higher depreciation, asset removal and property tax costs associated with recent capital investments; and

•	$565,000 in higher payroll and benefits costs for additional personnel to support growth.

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Unregulated Energy Segment

The Unregulated Energy segment reported operating income of $12.3 million for the six months ended June 30, 2016, compared to operating income of $14.7 million for the same period in 2015. The $2.4 million decrease in operating income resulted from a $1.8 million increase in other operating expenses and a $544,000 decrease in gross margin. The significant components of the gross margin decrease included:

•	$3.9 million in decreased consumption of propane within the Company's distribution operations due largely to significantly warmer weather during the first quarter of 2016;

•	$1.7 million in lower retail propane margins, reflecting an anticipated return to more normal margins, principally in the Company's Delmarva retail propane distribution operations; and

•
$452,000 in decreased propane wholesale sales associated with the sales agreement with an affiliate of Eastern Shore Gas Company, that has a propane supply agreement with the Company’s subsidiary, Sandpiper Energy, Inc. The lower sales are expected as more customers in Ocean City, Maryland and surrounding areas are converted from propane to natural gas. Lower sales due to significantly warmer weather in the first six months of 2016 compared to the same period in 2015, also contributed to this decrease.

These decreases were partially offset by $4.9 million in gross margin generated by Aspire Energy and $905,000 from the Company's natural gas marketing operation as a result of customer growth, which included a new long-term sales agreement entered into with an Ohio distribution company, and the positive impact from favorable supply management and hedging activities.

The increase in other operating expenses was due primarily to $2.0 million in other operating expenses incurred by Aspire Energy, given the additional quarter's results included in 2016 as compared to only three months of results in the six months ended June 30, 2015. Aspire Energy had no operating expenses during the first quarter of 2015 because it commenced operations on April 1, 2015. These expenses were partially offset by $161,000 in lower accruals for incentive compensation as a result of the lower financial results, due to the impact of significantly warmer weather.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2015 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share is presented on a diluted basis.

Conference Call

Chesapeake Utilities will host a conference call on Friday, August 5, 2016, at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter and six months ended June 30, 2016. To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities' 2016 Second Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audio cast section of the Company's IR App.

About Chesapeake Utilities Corporation

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Chesapeake Utilities is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity distribution; propane gas distribution and wholesale marketing; and other related services. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its IR App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Gross Margin (1)
Regulated Energy segment	$45,760	$40,936	$100,071	$93,389
Unregulated Energy segment	12,077	10,403	35,178	35,722
Other businesses and eliminations	(64)	(53)	(109)	(108)
Total Gross Margin	$57,773	$51,286	$135,140	$129,003

Operating Income
Regulated Energy segment	$15,226	$13,605	$39,545	$35,788
Unregulated Energy segment	412	(540)	12,347	14,689
Other businesses and eliminations	104	105	230	201
Total Operating Income	15,742	13,170	52,122	50,678

Other Expense, net	(8)	(171)	(42)	(38)
Interest Charges	2,624	2,485	5,274	4,933
Pre-tax Income	13,110	10,514	46,806	45,707
Income Taxes	5,081	4,220	18,410	18,304
Net Income	$8,029	$6,294	$28,396	$27,403

Earnings Per Share of Common Stock
Basic	$0.52	$0.41	$1.86	$1.84
Diluted	$0.52	$0.41	$1.85	$1.83

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake Utilities believes that gross margin, although a non-GAAP measure, is meaningful in the Company's regulated operations because the cost of natural gas and electricity are passed through and changes in commodity prices can cause revenue to go up and down in ways that are not indicative of volumes sold or tied to profitability. Gross margin provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake Utilities' management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the three months ended June 30, 2016 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Second Quarter of 2015 Reported Results	$10,514	$6,294	$0.41
Adjusting for Unusual Items:
Net gain from settlement agreement associated with customer billing system	(1,370)	(820)	(0.05)
	(1,370)	(820)	(0.05)
Increased (Decreased) Gross Margins:
Service expansions (See Major Projects and Initiatives table)	1,992	1,192	0.08
GRIP	1,040	623	0.04
Natural gas growth (excluding service expansions)	820	491	0.03
Aspire Energy	708	424	0.03
Implementation of Delaware division interim rates	555	332	0.02
Eight Flags	551	330	0.02
Natural gas marketing	464	278	0.02
Increase in customer consumption	345	207	0.01
	6,475	3,877	0.25
Decreased (Increased) Other Operating Expenses:
Higher payroll and benefit costs	(1,100)	(658)	(0.04)
Higher service contractor costs	(786)	(470)	(0.03)
Higher depreciation, asset removal, amortization and property tax costs due to recent capital investments	(493)	(295)	(0.02)
	(2,379)	(1,423)	(0.09)
Interest Charges	(139)	(83)	(0.01)
Net Other Changes	9	184	0.01
Second Quarter of 2016 Reported Results	$13,110	$8,029	$0.52

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Key variances for the six months ended June 30, 2016 included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Six months ended June 30, 2015 Reported Results	$45,707	$27,403	$1.83
Adjusting for Unusual Items:
Weather impact, primarily in the first quarter	(6,596)	(3,954)	(0.26)
Net gain from settlement agreement associated with customer billing system	(1,370)	(821)	(0.05)
	(7,966)	(4,775)	(0.31)
Increased (Decreased) Gross Margins:
Service expansions (See Major Projects and Initiatives table)	3,939	2,361	0.16
GRIP	2,148	1,288	0.09
Lower retail propane margins	(1,737)	(1,041)	(0.07)
Natural gas growth (excluding service expansions)	1,579	947	0.06
Natural gas marketing	905	543	0.04
Implementation of Delaware division interim rates	878	526	0.03
Eight Flags	551	330	0.02
	8,263	4,954	0.33
Decreased (Increased) Other Operating Expenses:
Higher payroll and benefit costs	(1,339)	(803)	(0.05)
Higher depreciation, asset removal and property tax costs due to recent capital investments	(1,253)	(751)	(0.05)
Lower bad debt, sales and advertising	482	289	0.02
Decreased incentive compensation	466	279	0.02
	(1,644)	(986)	(0.06)
Net contribution from Aspire Energy, including impact of shares issued	2,978	1,892	0.09
Interest Charges	(341)	(204)	(0.01)
Net Other Changes	(191)	112	(0.02)
Six months ended June 30, 2016 Reported Results	$46,806	$28,396	$1.85

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Major Projects and Initiatives

The following table summarizes gross margin for the Company's existing and future major projects and initiatives. Gross margin reflects operating revenue less cost of sales, excluding depreciation, amortization and accretion (dollars in thousands):

	Gross Margin for the Period
	Three Months Ended		Six Months Ended		Total
	June 30,		June 30,		2015	Estimate for
	2016	2015	2016	2015	Margin	2016	2017	2018
Completed major projects and initiatives effected since 2014	$10,487	$5,642	$22,256	$9,791	$25,270	$47,769	$53,991	$54,646
Major projects and initiatives underway (1)	—	—		—	—	—	2,250	4,500
	$10,487	$5,642	$22,256	$9,791	$25,270	$47,769	$56,241	$59,146

(1) This represents gross margin for the 2017 System Reliability Project.
Completed Major Projects and Initiatives
The following table summarizes gross margin generated from the Company's major projects and initiatives completed since 2014 (dollars in thousands):

	Gross Margin for the Period
	Three Months Ended			Six Months Ended			Total
	June 30,			June 30,			2015	Estimate for
	2016	2015	Variance	2016	2015	Variance	Margin	2016	2017	2018
Acquisition:
Aspire Energy	$2,331	$1,624	$707	$6,573	$1,624	$4,949	$6,324	$12,824	$14,198	$15,415
Natural Gas Transmission Expansions and Contracts:
Short-term contracts
New Castle County, Delaware	$616	$523	$93	$1,375	$1,491	$(116)	$2,682	$2,707	$1,885	$677
Kent County, Delaware (1)	2,032	398	1,634	3,815	398	3,417	2,270	7,965	1,534	—
Total short-term contracts	$2,648	$921	$1,727	$5,190	$1,889	$3,301	$4,952	$10,672	$3,419	$677
Long-term contracts
Kent County, Delaware	$455	$463	$(8)	$911	$926	$(15)	$1,844	$1,815	$7,629	$7,605
Polk County, Florida	407	134	273	814	161	653	908	1,627	1,627	1,627
Total long-term contracts	$862	$597	$265	$1,725	$1,087	$638	$2,752	$3,442	$9,256	$9,232
Total Expansions & Contracts	$3,510	$1,518	$1,992	$6,915	$2,976	$3,939	$7,704	$14,114	$12,675	$9,909
Florida GRIP	$2,809	$1,769	$1,040	$5,396	$3,248	$2,148	$7,508	$11,405	$13,756	$15,960
Florida Electric Rate Case	$731	$731	$—	$1,943	$1,943	$—	$3,734	$3,562	$3,562	$3,562
Delaware Division Rate Case (2)	$555	$—	$555	$878	$—	$878	$—	$2,164	$2,500	$2,500
Eight Flags CHP Plant (3)	$551	$—	$551	$551	$—	$551	$—	$3,700	$7,300	$7,300
Total Completed Major Projects and Initiatives	$10,487	$5,642	$4,845	$22,256	$9,791	$12,465	$25,270	$47,769	$53,991	$54,646

(1) In April 2015, Eastern Shore Natural Gas Company ("Eastern Shore"), the Company's interstate pipeline subsidiary, commenced interruptible service to an electric power generator in Kent County, Delaware. The interruptible service concluded in December 2015 and was replaced by a short-term Off Peak ≤ 90 Firm Transportation Service ("OPT ≤ 90 Service"). The short-term OPT ≤ 90 Service is expected to be replaced by a 20-year contract for OPT ≤ 90 Service in the first quarter of 2017.
(2) In December 2015, the Company's Delaware division submitted a rate case filing with the Delaware Public Service Commission ("PSC"). A decision on this application is expected during the first quarter of 2017. Pending the decision, the Company's Delaware division implemented interim rates effective February 19, 2016. These rates are subject to refund. The Company cannot predict the revenue requirement the Delaware PSC will ultimately authorize or forecast timing of the decision.
(3) This amount includes gross margin of $432,000 for the three and six months ended June 30, 2016, attributed to natural gas distribution and transportation services provided by the Company's affiliates.

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Aspire Energy
On April 1, 2015, the Company completed the merger of Gatherco, Inc. with and into Aspire Energy, a then newly formed, wholly-owned subsidiary of Chesapeake Utilities. Aspire Energy is an unregulated natural gas infrastructure company with approximately 2,500 miles of pipeline systems in 40 counties throughout Ohio. The majority of Aspire Energy's margin is derived from long-term sales agreements with Columbia Gas of Ohio and Consumers Gas Cooperative, which together serve more than 20,000 end-use customers in Ohio. Aspire Energy sources gas primarily from 300 conventional producers. Aspire Energy also provides gathering and processing services necessary to maintain quality and reliability to its wholesale markets.

Aspire Energy generated $707,000 and $4.9 million in additional gross margin for the three and six months ended June 30, 2016 and incurred $363,000 and $2.0 million in other operating expenses for the same periods, respectively. As projected, this merger was accretive to earnings per share in the first full year of operations, generating $0.03 in additional earnings per share for the Company.

Service Expansions
On January 16, 2015, the Florida PSC approved a firm transportation agreement between Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), the Company's wholly-owned Florida intrastate pipeline subsidiary, and Chesapeake Utilities' Florida natural gas distribution division. Under this agreement, Peninsula Pipeline provides natural gas transmission service to support the Company's expansion of natural gas distribution service in Polk County, Florida. Peninsula Pipeline began the initial phase of its service to Chesapeake Utilities' Florida natural gas distribution division in March 2015. This new service generated $273,000 and $653,000 of additional gross margin for the three and six months ended June 30, 2016, respectively, compared to the same periods in 2015. When all phases of this service are complete, this expansion will generate an estimated annual gross margin of $1.6 million.
In April 2015, Eastern Shore commenced interruptible service to an electric power generator in Kent County, Delaware. The interruptible service concluded in December 2015 and was replaced by a short-term OPT ≤ 90 Service, which generated additional gross margin of $1.6 million and $3.4 million during the three and six months ended June 30, 2016, respectively. The short-term OPT ≤ 90 Service is expected to be replaced by a 20-year contract for OPT ≤ 90 Service in the first quarter of 2017.

On October 13, 2015, Eastern Shore submitted an application to the Federal Energy Regulatory Commission ("FERC") to make certain measurement and related improvements at its Texas Eastern Transmission, LP ("TETLP") interconnect facilities, which will enable Eastern Shore to increase natural gas receipts from TETLP by 53,000 dekatherms per day ("Dts/d"), for a total capacity of 160,000 Dts/d. In December 2015, the FERC authorized Eastern Shore to proceed with this project, which was completed and placed in service in March 2016. Approximately, 80 percent of the increased capacity has been subscribed on a short-term firm service basis. This service generated an additional gross margin of $108,000 and $128,000 for the three and six months ended June 30, 2016, respectively, and will generate approximately $1.4 million in additional gross margin through 2016. The remaining capacity is available for firm or interruptible service.
GRIP
GRIP is a natural gas pipe replacement program approved by the Florida PSC, designed to expedite the replacement of qualifying distribution mains and services (any material other than coated steel or plastic) to enhance reliability and integrity of the Company's Florida natural gas distribution systems. This program allows recovery, through regulated rates, of capital and other program-related costs, inclusive of a return on investment, associated with the replacement of the mains and services. Since the program's inception in August 2012, the Company has invested $91.5 million to replace 191 miles of qualifying distribution mains, including $14.7 million during the first six months of 2016. The Company expects to invest an additional $6.4 million in this program during the remainder of 2016. The increased investment in GRIP generated additional gross margin of $1.0 million and $2.1 million for the three and six months ended June 30, 2016, respectively, compared to the same periods in 2015.

Eight Flags
In June 2016, Eight Flags, one of the Company's unregulated energy subsidiaries, substantially completed construction of a CHP plant in Nassau County, Florida. This CHP plant, which consists of a natural-gas-fired turbine and associated electric generator, can produce approximately 20 megawatts of base load power and includes a heat recovery steam generator capable of providing approximately 75,000 pounds per hour of unfired steam. Beginning June 13, 2016, Eight Flags began selling power generated from the CHP plant to Florida Public Utilities ("FPU"), the Company's wholly-owned subsidiary, for distribution to its retail electric customers pursuant to a 20-year power purchase agreement. On July 1, 2016, it also started selling steam to an industrial customer pursuant to a separate 20-year contract. FPU will be transporting

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natural gas through its distribution system to Eight Flags’ CHP plant. Eight Flags and other Chesapeake Utilities' affiliates generated $551,000 in additional gross margin as a result of these new services, including natural gas transportation and distribution services, for the three and six months ended June 30, 2016. On a consolidated basis, this project is expected to generate approximately $7.3 million in annual gross margin, which could fluctuate based upon various factors, including, but not limited to, the quantity of steam delivered and the CHP plant’s hours of operations.

Major Projects and Initiatives Underway
White Oak Mainline Expansion Project: In December 2014, Eastern Shore entered into a precedent agreement with an electric power generator in Kent County, Delaware, to provide a 20-year natural gas transmission service for 45,000 Dts/d for the customer's facility, upon the satisfaction of certain conditions. This new service will be provided as long-term OPT ≤ 90 Service and is expected to generate at least $5.8 million in annual gross margin. In November 2014, Eastern Shore requested authorization by the FERC to construct 5.4 miles of 16-inch pipeline looping and 3,550 horsepower of new compression in Delaware to provide this service. As previously discussed, during the three and six months ended June 30, 2016, the Company generated $1.6 million and $3.4 million, respectively, in additional gross margin by providing interruptible service and short-term OPT ≤ 90 Service to this customer. The estimated annual gross margin contribution from this project, once it is placed in service, is approximately $5.8 million. On July 21, 2016, the FERC issued a certificate of public convenience and necessity authorizing Eastern Shore to construct and operate the proposed White Oak Mainline Project.
System Reliability Project: On May 22, 2015, Eastern Shore submitted an application to the FERC seeking authorization to construct, own and operate approximately 10.1 miles of 16-inch pipeline looping and auxiliary facilities in New Castle and Kent Counties, Delaware and a new compressor at its existing Bridgeville compressor station in Sussex County, Delaware. Eastern Shore further proposes to reinforce critical points on its pipeline system. The total project will benefit all of Eastern Shore’s customers by modifying the pipeline system to respond to severe operational conditions experienced during actual winter peak days. Since the project is intended to improve system reliability, Eastern Shore requested a predetermination of rolled-in rate treatment for the costs of the project and an order granting the requested authorization. This project will be included in Eastern Shore's upcoming 2017 rate case filing. The estimated annual gross margin associated with this project, assuming recovery in the 2017 rate case, is approximately $4.5 million. On July 21, 2016, the FERC issued a certificate of public convenience and necessity authorizing Eastern Shore to construct and operate the proposed System Reliability Project.
2017 Expansion Project: On May 12, 2016, Eastern Shore submitted a request to the FERC to initiate the FERC's pre-filing procedures for its proposed 2017 expansion project. The 2017 expansion project consists of approximately 33 miles of pipeline looping in Pennsylvania, Maryland and Delaware; upgrades to existing facilities; installation of an additional 3,550 horsepower compressor unit at the existing Daleville compressor station in Chester County, Pennsylvania; approximately 17 miles of new mainline extension; and the addition of two pressure control stations in Sussex County, Delaware. The proposed 2017 expansion project would provide up to 86,437 Dts/d of additional firm natural gas transportation capacity to meet anticipated market demand. Eastern Shore is currently negotiating precedent agreements with customers who have expressed an interest in this service.

Other factors influencing gross margin
Weather and Consumption
Weather was not a significant factor in the second quarter. Temperatures on the Delmarva Peninsula and in Florida during the first quarter of 2016 were significantly warmer than the first quarter of 2015, which negatively affected the Company's year-to-date results in 2016. Lower customer consumption, directly attributable to warmer than normal temperatures during the six months ended June 30, 2016, reduced gross margin by $6.6 million compared to the same period in 2015.
The following tables summarize the heating degree-day ("HDD") and cooling degree-day ("CDD") information for the three and six months ended June 30, 2016 and 2015 resulting from weather fluctuations in those periods.

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HDD and CDD Information

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015	Variance	2016	2015	Variance
Delmarva
Actual HDD	485	386	99	2,579	3,208	(629)
10-Year Average HDD ("Delmarva Normal")	452	443	9	2,854	2,843	11
Variance from Delmarva Normal	33	(57)		(275)	365
Florida
Actual HDD	49	—	49	646	501	145
10-Year Average HDD ("Florida Normal")	19	24	(5)	553	557	(4)
Variance from Florida Normal	30	(24)		93	(56)
Ohio
Actual HDD	830	632	198	3,683	4,413	(730)
10-Year Average HDD ("Ohio Normal")	666	669	(3)	3,842	3,778	64
Variance from Ohio Normal	164	(37)		(159)	635
Florida
Actual CDD	1,028	1,114	(86)	1,214	1,236	(22)
10-Year Average CDD ("Florida CDD Normal")	948	909	39	1,025	982	43
Variance from Florida CDD Normal	80	205		189	254

Propane prices
For the quarter ended June 30, 2016, retail propane margins per gallon generated additional gross margin of $185,000 compared to the same period last year. For the six months ended June 30, 2016, compared to the same period in 2015, margins per retail gallon returned to more normal levels, which resulted in a year-to-date decline in gross margin of $1.9 million, driven principally by lower propane prices and local market conditions. The levels of retail margins per gallon generated during 2015 were not expected to be sustained over the long term; accordingly, the Company has assumed more normal levels of margins in its long-term financial plans and forecasts.

In Florida, higher retail propane margins per gallon, resulting from local market conditions, generated $6,000 and $131,000 of additional gross margin for the three and six months ended June 30, 2016, respectively, compared to the same periods in 2015.

These market conditions, which are influenced by competition with other propane suppliers as well as the availability and price of alternative energy sources, may fluctuate based on changes in demand, supply and other energy commodity prices.
Other Natural Gas Growth - Distribution Operations
In addition to service expansions, the natural gas distribution operations on the Delmarva Peninsula generated $509,000 and $854,000 in additional gross margin for the three and six months ended June 30, 2016, respectively, compared to the same periods in 2015, due to an increase in residential, commercial and industrial customers served. The average number of residential customers on the Delmarva Peninsula during the three and six months ended June 30, 2016 increased by 3.8 percent and 3.2 percent, respectively, compared to the same periods in 2015. The natural gas distribution operations in Florida generated $406,000 and $652,000 in additional gross margin for the three and six months ended June 30, 2016, respectively, compared to the same periods in 2015, due primarily to an increase in commercial and industrial customers in Florida.
Delaware division rate case
On December 21, 2015, the Company’s Delaware division filed an application with the Delaware PSC for a base rate increase and certain other changes to its tariff. The Company proposed an increase of approximately $4.7 million, or

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13-13-13-13

nearly ten percent, in its revenue requirement based on the test period ending March 31, 2016. The Company expects a decision on the application during the first quarter of 2017. Pending the decision, the Company's Delaware division increased rates on an interim basis based on the $2.5 million annualized interim rates approved by the Delaware PSC, effective February 19, 2016. The Company generated additional gross margin of approximately $555,000 ($332,000 net of tax) and $878,000 ($526,000 net of tax), for the three and six months ended June 30, 2016, respectively, from the implementation of interim rates. In addition, the Company's Delaware division requested and received approval on July 26, 2016 from the Delaware PSC to implement revised interim rates of $4.7 million annualized for usage on and after August 1, 2016.These rates, are subject to refund. Although a final decision is expected during the first quarter of 2017 the Company cannot predict the revenue requirement the Delaware PSC will ultimately authorize or forecast the timing of a final decision.
Capital Expenditures
The Company's capital expenditures for the six months ended June 30, 2016 were $70.3 million. We currently project capital expenditures of $179.3 million in 2016. The 2016 forecast includes expenditures for the following projects: Eight Flags' CHP plant; anticipated new facilities to serve an electric power generator in Kent County, Delaware under the OPT ≤ 90 Service; Eastern Shore's system reliability project; additional expansions of the Company's natural gas distribution and transmission systems; continued natural gas infrastructure improvement activities; continued replacement of facilities under the Florida GRIP; replacement of other facilities and systems; and other strategic initiatives and investments expected in 2016. In addition, approximately $30.0 million included in this forecast is for projects that continue to be in the early development stage. The timing of capital expenditures can vary based on securing environmental approvals and other permits. The regulatory application and approval process has lengthened, and the Company expects this trend to continue.
In order to fund the 2016 capital expenditures, the Company may further increase the level of borrowings during 2016 to supplement cash provided by operating activities. The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent, and the Company has maintained a ratio of equity to total capitalization, including short-term borrowings, of between 52 and 54 percent during the past three years.
On October 8, 2015, the Company entered into an unsecured revolving credit facility with certain lenders, which increased its borrowing capacity by $150.0 million. To facilitate the refinancing of a portion of the short-term borrowings into long-term debt, as appropriate, the Company also entered into a long-term private placement shelf agreement for $150.0 million.
On May 13, 2016, the Company formally requested that $70 million of unsecured senior shelf notes be purchased under the long-term private placement shelf agreement. On May 20, 2016, the purchaser accepted the Company's request. The unsecured senior shelf notes are expected to be issued on or before April 28, 2017. The proceeds received from the sale and issuance of the unsecured senior shelf notes will be used to fund capital expenditures and/or reduce short-term borrowings under the Company's revolving credit facility and lines of credit.

For larger capital projects, the Company will seek to align, as much as feasible, any such long-term debt or equity issuance(s) with the earnings associated with the commencement of long-term service for revenue-generating capital projects. The exact timing of any long-term debt or equity issuance(s) will be based on market conditions.

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Operating Revenues
Regulated Energy	$67,395	$62,060	$156,611	$171,642
Unregulated Energy and other	34,947	30,622	92,027	91,121
Total Operating Revenues	102,342	92,682	248,638	262,763
Operating Expenses
Regulated Energy cost of sales	21,635	21,124	56,540	78,253
Unregulated Energy and other cost of sales	22,934	20,272	56,958	55,507
Operations	28,087	26,190	55,246	53,133
Maintenance	2,904	2,727	5,383	5,431
Gain from a settlement	(130)	(1,500)	(130)	(1,500)
Depreciation and amortization	7,780	7,543	15,283	14,518
Other taxes	3,390	3,156	7,236	6,743
Total operating expenses	86,600	79,512	196,516	212,085
Operating Income	15,742	13,170	52,122	50,678
Other expense, net	(8)	(171)	(42)	(38)
Interest charges	2,624	2,485	5,274	4,933
Income Before Income Taxes	13,110	10,514	46,806	45,707
Income taxes	5,081	4,220	18,410	18,304
Net Income	$8,029	$6,294	$28,396	$27,403
Weighted Average Common Shares Outstanding:
Basic	15,315,020	15,235,860	15,300,931	14,922,094
Diluted	15,352,702	15,280,657	15,342,287	14,970,190
Earnings Per Share of Common Stock:
Basic	$0.52	$0.41	$1.86	$1.84
Diluted	$0.52	$0.41	$1.85	$1.83

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Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2016	December 31, 2015
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$868,016	$842,756
Unregulated Energy	189,034	145,734
Other businesses and eliminations	19,608	18,999
Total property, plant and equipment	1,076,658	1,007,489
Less: Accumulated depreciation and amortization	(229,826)	(215,313)
Plus: Construction work in progress	61,975	62,774
Net property, plant and equipment	908,807	854,950
Current Assets
Cash and cash equivalents	3,266	2,855
Accounts receivable (less allowance for uncollectible accounts of $631 and $909, respectively)	41,851	41,007
Accrued revenue	8,658	12,452
Propane inventory, at average cost	4,285	6,619
Other inventory, at average cost	4,025	3,803
Regulatory assets	7,042	8,268
Storage gas prepayments	5,014	3,410
Income taxes receivable	7,395	24,950
Prepaid expenses	4,184	7,146
Mark-to-market energy assets	405	153
Other current assets	771	1,044
Total current assets	86,896	111,707
Deferred Charges and Other Assets
Goodwill	15,070	14,548
Other intangible assets, net	2,033	2,222
Investments, at fair value	4,325	3,644
Regulatory assets	76,563	77,519
Receivables and other deferred charges	3,353	2,831
Total deferred charges and other assets	101,344	100,764
Total Assets	$1,097,047	$1,067,421

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30, 2016	December 31, 2015
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$7,456	$7,432
Additional paid-in capital	191,776	190,311
Retained earnings	185,490	166,235
Accumulated other comprehensive loss	(5,168)	(5,840)
Deferred compensation obligation	2,452	1,883
Treasury stock	(2,452)	(1,883)
Total stockholders' equity	379,554	358,138
Long-term debt, net of current maturities	143,865	149,006
Total capitalization	523,419	507,144
Current Liabilities
Current portion of long-term debt	12,075	9,151
Short-term borrowing	180,042	173,397
Accounts payable	35,496	39,300
Customer deposits and refunds	27,572	27,173
Accrued interest	1,250	1,311
Dividends payable	4,673	4,390
Accrued compensation	6,742	10,014
Regulatory liabilities	6,808	7,365
Mark-to-market energy liabilities	256	433
Other accrued liabilities	8,978	7,059
Total current liabilities	283,892	279,593
Deferred Credits and Other Liabilities
Deferred income taxes	199,623	192,600
Regulatory liabilities	43,093	43,064
Environmental liabilities	8,765	8,942
Other pension and benefit costs	32,695	33,481
Deferred investment tax credits and other liabilities	5,560	2,597
Total deferred credits and other liabilities	289,736	280,684
Total Capitalization and Liabilities	$1,097,047	$1,067,421

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17-17-17-17

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2016				For the Three Months Ended June 30, 2015
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$10,480	$1,267	$6,294	$10,418	$11,600	$1,175	$4,929	$10,263
Commercial	5,779	1,230	6,926	10,280	6,544	1,135	6,026	10,262
Industrial	1,658	1,590	5,041	661	1,636	1,561	4,112	567
Other (1)	(1,740)	840	(1,578)	(1,471)	(4,357)	767	407	(2,308)
Total Operating Revenues	$16,177	$4,927	$16,683	$19,888	$15,423	$4,638	$15,474	$18,784

Volume (in Dts/MWHs)
Residential	612,620	74,658	290,174	67,872	609,797	66,072	258,428	66,636
Commercial	670,593	1,356,421	532,434	75,071	675,668	1,373,449	580,233	73,849
Industrial	1,175,665	2,797,836	1,004,336	4,900	1,059,440	2,848,051	1,024,294	2,140
Other	26,581	—	(16,406)	1,961	18,089	—	(27,076)	10,128
Total	2,485,459	4,228,915	1,810,538	149,804	2,362,994	4,287,572	1,835,879	152,753

Average Customers
Residential	66,085	15,328	53,286	24,268	63,686	14,833	51,973	24,045
Commercial	6,745	1,388	4,265	4,406	6,629	1,343	4,264	7,390
Industrial	122	72	1,749	3,006	117	67	1,608	2
Other	4	—	—	—	6	—	—	—
Total	72,956	16,788	59,300	31,680	70,438	16,243	57,845	31,437

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Six Months Ended June 30, 2016				For the Six Months Ended June 30, 2015
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$31,747	$2,838	$15,582	$21,725	$48,206	$2,685	$13,570	$22,673
Commercial	15,440	2,646	15,160	19,822	22,983	2,493	15,543	19,939
Industrial	3,579	3,227	10,573	1,478	3,767	3,058	8,486	1,549
Other (1)	(1,088)	1,757	(3,411)	(3,604)	(3,728)	1,531	(1,515)	(4,959)
Total Operating Revenues	$49,678	$10,468	$37,904	$39,421	$71,228	$9,767	$36,084	$39,202

Volume (in Dts/MWHs)
Residential	2,318,217	213,130	797,086	141,795	2,951,229	206,792	773,393	147,488
Commercial	2,069,483	2,804,168	1,224,765	143,186	2,493,359	2,764,538	1,417,065	144,573
Industrial	2,545,306	6,091,648	2,130,091	11,580	2,329,581	5,683,848	2,154,061	9,650
Other	40,085	—	23,976	4,599	28,432	—	(108,633)	5,348
Total	6,973,091	9,108,946	4,175,918	301,160	7,802,601	8,655,178	4,235,886	307,059

Average Customers
Residential	66,084	15,285	53,165	24,218	64,056	14,814	51,811	23,981
Commercial	6,771	1,383	4,263	4,404	6,670	1,349	4,276	7,380
Industrial	121	72	1,732	2,996	116	67	1,577	2
Other	4	—	—	—	6	—	—	—
Total	72,980	16,740	59,160	31,618	70,848	16,230	57,664	31,363